Exhibit 99.1

Susquehanna Bancshares, Inc. CFO Drew K. Hostetter to Retire

Treasurer Michael W. Harrington to Serve as Next Chief Financial Officer

LITITZ, Pa.--(BUSINESS WIRE)--May 14, 2013--Susquehanna Bancshares, Inc. (NASDAQ: SUSQ) announced that Executive Vice President and Chief Financial Officer Drew K. Hostetter will retire on December 31, 2013, concluding an 18-year tenure as the company’s CFO.

“Drew has been a key member of our executive leadership team, and we rely on him not only for his insight on finance and accounting, but also to help shape the strategic direction of our company,” said William J. Reuter, Susquehanna’s Chairman and Chief Executive Officer. “He has been instrumental in helping our company to grow and prosper. On behalf of our Board of Directors, I offer my heartfelt thanks to Drew for his contributions to Susquehanna!”

After working for 19 years at an international accounting firm and a large regional bank in Maryland, Hostetter joined Susquehanna in 1995 as Assistant Treasurer. He was promoted several times, taking on the role of CFO in 1996. He and other members of the executive team guided the company as it grew from $3 billion to $18 billion in assets.

Upon Hostetter’s retirement, Michael W. Harrington, who joined Susquehanna last year as Executive Vice President and Treasurer, will take on the role of Chief Financial Officer.

“I have appreciated the opportunity to participate in Susquehanna’s growth and development over the years,” Hostetter said. “Mike and I will be working closely this year to ensure a smooth transition of leadership.”

Harrington, who has more than 25 years of experience in the financial services industry, joined Susquehanna’s executive leadership team in June 2012 after serving in various leadership positions at First Niagara Financial Group, including Chief Financial Officer and Treasurer.

Susquehanna is a financial services holding company with assets of approximately $18 billion. Headquartered in Lititz, Pa., Susquehanna provides banking and financial services at more than 250 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $8 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. For additional information, please visit www.susquehanna.net.

CONTACT:
Susquehanna Bancshares, Inc.
INVESTOR RELATIONS CONTACT:
Carl D. Lundblad, Senior Vice President
717-625-6305
or
MEDIA RELATIONS CONTACT:
Stephen Trapnell, Director of Corporate Communications
717-625-6548